Exhibit 99.2

Overview

We are a molecular diagnostics company that focuses on genomic solutions that resolve diagnostic ambiguity, thus enabling physicians to make more informed treatment decisions at an early stage in patient care. By improving diagnostic accuracy, we aim to help patients avoid unnecessary invasive procedures while reducing healthcare costs. Our first commercial solution, the Afirma Thyroid FNA Analysis, or Afirma, centers on the proprietary Afirma Gene Expression Classifier, or GEC, which is becoming a new standard of care in thyroid cancer diagnosis. The Afirma GEC helps physicians reduce the number of unnecessary surgeries by approximately 50% by employing a proprietary 142-gene signature to identify benign thyroid nodules among those deemed indeterminate by cytopathology alone. An additional 25 genes are used to differentiate uncommon neoplasm subtypes. We established the Afirma GEC’s clinical validity in a study published in The New England Journal of Medicine in 2012 and have demonstrated the test’s clinical utility, cost effectiveness and analytical validity in over 20 studies published in peer-reviewed journals. The Afirma GEC is recommended in leading practice guidelines and is covered as a medically necessary test by payers for 185 million lives in the United States, including through Medicare and many commercial insurance plans. As of September 30, 2016, we had 155 million lives under contract. Since the commercial launch of Afirma in January 2011 through September 30, 2016, we have received 290,000 fine needle aspiration, or FNA, samples for evaluation using Afirma and performed over 65,000 GECs to resolve indeterminate cytopathology results. We estimate the addressable thyroid nodule diagnostic market opportunity today is approximately $500 million per year in the United States, and we believe that there is an estimated $300 million additional market opportunity for the Afirma GEC internationally.

In April 2015, we accelerated our entry into pulmonology with the launch of the Percepta Bronchial Genomic Classifier, which we obtained through our acquisition of Allegro Diagnostics Corp. in September 2014. The Percepta classifier is designed to improve lung cancer screening and diagnosis by helping to reduce unnecessary, invasive, risky and costly procedures in patients with suspicious lung nodules and lesions, typically found on CT scans. The 23-gene classifier identifies patients with lung nodules who are at low or very low risk of cancer following an inconclusive bronchoscopy result, making it possible to monitor these patients with CT scans in lieu of invasive diagnostic procedures. Clinical validation data from two prospective, multicenter studies, AEGIS I and II, were published in July 2015 in The New England Journal of Medicine. In February 2016, the first clinical utility study for the Percepta classifier was published in CHEST, the official journal of the American College of Chest Physicians, suggesting that use of the Percepta test could reduce unnecessary surgeries and other invasive procedures by as much as 50% in the evaluated patient population. Also in February 2016, analytical verification data for the Percepta classifier were published online in BMC Cancer, establishing the quality and reproducibility of our testing processes. As of September 2016, three Medicare Administrative Contractors have issued draft local coverage policies that, if finalized, would cover Percepta for Medicare-eligible patients in those regions. As of September 2016, more than 40 thought-leading academic and other institutions around the country are offering Percepta to their patients during this initial stage of commercialization. We estimate the U.S. market opportunity for Percepta to be $425 million to $525 million today and expect the market to increase in size as lung cancer screening expands. The European market opportunity for Percepta is estimated to be $220 million.

In October 2016, we announced the launch of our third commercial test, the Envisia Genomic Classifier, which is also in pulmonology. This test is designed to enable improved diagnosis of idiopathic pulmonary fibrosis, or IPF, among patients presenting with a suspected interstitial lung disease, or ILD, without the need for surgery. The 190-gene classifier uses machine learning coupled with powerful, deep RNA sequencing to detect the presence or absence of usual interstitial pneumonia, or UIP, a classic diagnostic pattern that is essential for the diagnosis of IPF. In an independent test set, the Envisia classifier demonstrated high specificity (88%) and sensitivity (67%) for UIP on patient samples obtained through less-invasive bronchoscopy. The test’s results showed high concordance with review of surgical samples by surgical pathology. Our initial focus for the Envisia classifier is on building the clinical evidence needed to secure coverage and reimbursement from Medicare and private payers. We estimate the addressable market for our Envisia test to be over $500 million in the United States and Europe.

Additional Risks Related to Our Business

Our ability to use our net operating loss carryforwards may be limited and may result in increased future tax liability to us.

We have incurred net losses since our inception and may never achieve profitability. To the extent that we continue to generate taxable losses, unused losses will carry forward to offset future taxable income, if any, until such unused losses expire. We may be unable to use these losses to offset income before those unused losses expire. Generally, a change of more than 50% in the ownership of a corporation’s stock, by value, over a three-year period constitutes an ownership change for U.S. federal income tax purposes. An ownership change may limit a company’s ability to use its net operating loss carryforwards attributable to the period prior to such change. In the event we have undergone an ownership change under Section 382 of the Internal Revenue Code, if we earn net taxable income, our ability to use our pre-change net operating loss carryforwards to offset U.S. federal taxable income may become subject to limitations, which could potentially result in increased future tax liability to us.

Our financial results depend solely on sales of Afirma, and we will need to generate sufficient revenue from this and other diagnostic solutions to grow our business.

All of our revenues have been derived from the sale of Afirma, which we commercially launched in January 2011. For the foreseeable future, we expect to derive substantially all of our revenue from sales of Afirma. We launched our first product in pulmonology for lung cancer, Percepta, in April 2015, and our commercialization efforts may not be successful. We also launched Envisia for improved diagnosis of Idiopathic Pulmonary Fibrosis in October 2016, and our commercialization efforts for Envisia may not be successful. In addition, we are in various stages of research and development for other diagnostic solutions that we may offer, but there can be no assurance that we will be able to identify other diseases that can be effectively addressed with our molecular cytology platform or, if we are able to identify such diseases, whether or when we will be able to successfully commercialize solutions for these diseases. If we are unable to increase sales and expand reimbursement for Afirma, or successfully commercialize and obtain coverage and reimbursement for Percepta and Envisia and develop and commercialize other solutions, our revenue and our ability to achieve and sustain profitability would be impaired, and the market price of our common stock could decline.